Exhibit 10.2
August 12, 2025
Rajaey Kased
President, Control Devices
Re: Transaction Bonus
Dear Rajaey:
In recognition of your continuing key role at Stoneridge, Inc. (the “Company”) and its subsidiaries and affiliates, you shall be eligible to earn a transaction bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”).
1.Transaction Bonus. You are eligible to earn a special transaction bonus in the amount of Eighty-Four Thousand Two Hundred Four dollars ($84,204) (the “Transaction Bonus”) less applicable withholdings, payable in accordance with Section 2, subject to your continued employment through the applicable Payment Date (as defined below) in accordance with Section 2 and subject to the terms and conditions set forth in this Agreement.
2.Payment Timing. The Transaction Bonus will be payable upon the Change in Control, defined briefly as the closing date of the sale of all or substantially all of the assets of the Control Devices Division, on the next practicable regular payroll date (“Payment Date”), subject to Section 3 below.
3.Employment Requirement. Your right to receive the Transaction Bonus is conditioned upon your continued employment with strong performance with the Company (or its successor) through the Payment Date.
a.If your employment is terminated by the Company (or its successor) other than for cause prior to the Payment Date, then you will be eligible to receive a portion of the Transaction Bonus on a pro rata basis. Your entitlement to the Transaction Bonus upon such a termination shall be contingent on your execution and non-revocation of a standard form of Separation Agreement and Release of Claims (“Release”) provided by the Company, and if such condition is satisfied, the Transaction Bonus shall be payable upon the Payment Date, but not sooner than the payment date specified in such Release.
b.If you voluntarily terminate or are terminated for cause prior to the Payment Date, you will be ineligible for any part of the Transaction Bonus.
c.Notwithstanding the foregoing, your employment remains “at-will” with no obligation on either you or the Company to continue the employment relationship for a determined length of time.
4.Section 409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A. Notwithstanding the foregoing, the Company makes no representation with respect to compliance with Section 409A and shall not be liable to you for any taxes or penalties under Section 409A.

5.Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor, including any acquirer of all or substantially all of the assets of the Company.
6.Entire Agreement; Other Agreements. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof, and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.
7.Confidentiality. You agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, or to your spouse, so long as you have made such parties aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.
8.Governing Law. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.
To accept this Agreement, please sign where indicated below, and return by August 15, 2025, to Susan Benedict, Chief Human Resources Officer and Assistant General Counsel.
Sincerely,
/s/ James Zizelman
By: James Zizelman
Title: President and CEO

I understand the terms of this Agreement. I accept and agree to this
Agreement as of the date below.

/s/ Rajaey Kased
Name: Rajaey Kased
Date: August 13, 2025